EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 940 6007 Telephone
972 940 6143 Facsimile
FOR IMMEDIATE RELEASE
FRIDAY, MAY 1, 2020

ExxonMobil Reports Results for First Quarter 2020

•	First quarter loss of $610 million driven by $2.9 billion noncash charge from market-related write-downs
•	Reducing 2020 capital and operating spend to manage unprecedented market challenges
•

Contributing to global COVID-19 response through increased production of sanitizer, masks and medical gowns; donations to food banks, schools and first responders; and support for development of a reusable face mask

	First	First		Fourth
	Quarter	Quarter		Quarter
	2020	2019	%	2019	%
Results Summary
(Dollars in millions, except per share data)
Earnings/(Loss) (U.S. GAAP)	(610)	2,350	-126	5,690	-111

Earnings/(Loss) Per Common Share
Assuming Dilution	(0.14)	0.55	-125	1.33	-111

Identified Items Per Common Share
Assuming Dilution	(0.67)	-		0.92

Earnings Excluding Identified Items Per Common Share
Assuming Dilution	0.53	0.55	-4	0.41	29

Capital and Exploration
Expenditures	7,143	6,890	4	8,460	-16

IRVING, Texas – May 1, 2020 – Exxon Mobil Corporation today announced an estimated first quarter 2020 loss of $610 million, or $0.14 per share assuming dilution, compared with earnings of $2.4 billion a year earlier. Results included a $2.9 billion charge from identified items, or $0.67 per share assuming dilution, reflecting noncash inventory valuation impacts from lower commodity prices and asset impairments. Cash flow from operating activities was $6.3 billion. Capital and exploration expenditures were $7.1 billion.

Oil‑equivalent production was 4 million barrels per day, up 2 percent from the first quarter of 2019, with a 7 percent increase in liquids partly offset by a 5 percent decrease in gas. Excluding entitlement effects and divestments, oil‑equivalent production was up 5 percent from the prior year, with Upstream liquids production up 9 percent on growth in the Permian and Guyana.

In response to market conditions, ExxonMobil announced that it is reducing 2020 capital spending by 30 percent and cash operating expenses by 15 percent. Capex is now expected to be approximately $23 billion for the year, down from the previously announced guidance of $33 billion.

“COVID-19 has significantly impacted near-term demand, resulting in oversupplied markets and unprecedented pressure on commodity prices and margins,” said Darren W. Woods, chairman and chief executive officer. “While we manage through these challenging times, we are not losing sight of the long-term fundamentals that drive our business. Economic activity will return, and populations and standards of living will increase, which will in turn drive demand for our products and a recovery of the industry.”

ExxonMobil’s capital allocation priorities remain unchanged. The company’s objective is to continue investing in industry-advantaged projects to create value, preserve cash for the dividend, and make appropriate use of its balance sheet.

“Our company remains strong and we will manage through the current market downturn as we have for decades,” said Woods. “Today’s circumstances are certainly unique, but our people have the experience, our business has the scale, and we have the financial strength to see us through and emerge stronger than ever.”

To minimize risks presented by COVID-19 and maintain operations, ExxonMobil has implemented enhanced cleaning procedures and modified work practices at sites around the world.

The company is maximizing production of products critical to the global response, including isopropyl alcohol, which is used to manufacture hand sanitizer, and polypropylene, which is used to make protective masks, gowns and wipes. Manufacturing operations in Louisiana have been reconfigured to produce medical-grade hand sanitizer for donation to COVID-19 response efforts in Louisiana, New Jersey, New Mexico, New York, Pennsylvania and Texas. ExxonMobil is assisting in community-level relief efforts around the world with donations to support food banks and provide fuel, meals, and masks for health care workers and first responders. In addition, ExxonMobil is supporting efforts to redesign and accelerate production of reusable face masks and shields to help alleviate the shortage for medical workers and first responders.

First Quarter 2020 Business Highlights
Upstream
• Crude prices weakened significantly during the quarter, reflecting an unprecedented combination of oversupply and the impacts of COVID-19 on global demand.
• Natural gas prices were lower compared to the fourth quarter, reflecting reduced demand due to mild seasonal weather and COVID-19.
•

Total production volumes were essentially unchanged from the fourth quarter. Excluding entitlement effects and divestments, both liquids and gas volumes increased 5 percent on growth and lower scheduled maintenance. Production in Guyana at the Liza Phase 1 development continues to ramp up, while the first oil shipment was successfully processed at the company’s refinery in Baytown, Texas. Permian production grew 20 percent from the fourth quarter, and was up 56 percent from the first quarter of 2019.

Downstream
•

Industry fuels margins weakened driven by a significant demand decrease for jet fuel and gasoline, impacting results in the quarter. The company experienced favorable mark-to-market derivative impacts associated with its trading activity.

•

Scheduled maintenance activity was lower than fourth quarter, while overall refining throughput was essentially flat as the company managed refinery operations in line with fuel demand and integrated chemical manufacturing needs.

Chemical
• While chemical realizations remain impacted by industry capacity additions, the company experienced margin improvement across the portfolio due to a significant drop in liquids feedstock prices.
•

ExxonMobil has increased production at its U.S. Gulf Coast and Asia manufacturing facilities of critical raw materials used in medical masks, gowns and hand sanitizer to help support front line COVID-19 response. The additional monthly production of specialized polypropylene and isopropyl alcohol is enough for 200 million masks or 20 million gowns, and up to 50 million 4-ounce bottles of medical-grade hand sanitizer.

•

In April, the company reconfigured manufacturing operations in Louisiana to produce medical-grade hand sanitizer for donation to COVID-19 response efforts in Louisiana, New Jersey, New Mexico, New York, Pennsylvania, and Texas. Initial production of 160,000 gallons of medical grade sanitizer – enough to fill nearly 5 million 4-ounce bottles – is being distributed to medical providers and first responders. Additional donation locations are planned.

Strengthening the Portfolio
•

ExxonMobil made an additional discovery offshore Guyana at the Uaru well during the first quarter, marking its 16th discovery on the Stabroek Block and adding to the previously announced estimated recoverable resource in Guyana of more than 8 billion oil-equivalent barrels. Production from the Liza Phase 1 development continues to ramp up and will reach up to 120,000 gross barrels of oil per day, utilizing the Liza Destiny floating production storage and offloading vessel (FPSO). The Liza Unity FPSO, which will be employed for the second phase of Liza development and will have a gross production capacity of 220,000 barrels of oil per day, is under construction and expected to start production in 2022. Pending government approvals and project sanctioning of a third development, production from the Payara field north of the Liza discoveries will increase gross production by an additional 220,000 barrels of oil per day.

Disciplined Investing
•

ExxonMobil announced that it is reducing its 2020 capital spending by 30 percent and lowering cash operating expenses by 15 percent in response to low commodity prices resulting from oversupply and demand weakness from the COVID-19 pandemic. Capital investments for 2020 are expected to be about $23 billion, down from the previously announced $33 billion. Reduced spending is being achieved through increased efficiencies, lower market prices, and slower project pace including the U.S. Permian Basin, Rovuma LNG in Mozambique, and expansions of downstream and chemical facilities. The 15 percent decrease in cash operating expenses is driven by increased efficiencies, reduced activity, and lower energy costs. ExxonMobil continues to monitor market developments and evaluate additional reduction steps.

Advancing Innovative Technologies and Products
•

ExxonMobil announced in April that it joined the Global Center for Medical Innovation (GCMI) to initiate multi-sector and joint development projects to rapidly redesign and manufacture reusable personal protection equipment for health care workers, such as face shields and masks, which are in short supply as a result of the COVID-19 pandemic. ExxonMobil is applying its extensive knowledge and experience with polymer-based technologies in combination with GCMI to facilitate development and expedite third-party production of innovative safety equipment that can be sterilized and worn multiple times, including a new industrial-style mask that is being fast-tracked for production to address shortages of N95 masks.

•

ExxonMobil released a model framework for industry-wide methane regulations and urges stakeholders, policymakers and governments to develop comprehensive, enhanced rules to reduce emissions in all phases of production. The framework is based on the company’s voluntary methane reduction program, which involves prioritized replacement of components with a high-leak potential at production sites, technology enhancements to infrastructure and substantial data gathering and research. ExxonMobil has reduced methane emissions from its U.S. unconventional operations by 20 percent since 2016 and remains on track to reach its target of a 15 percent reduction across the company.

Results and Volume Summary

Millions of Dollars	1Q	1Q
(unless noted)	2020	2019	Change	Comments
Upstream
U.S.	(704)	96	-800	Lower prices partly offset by higher unconventional volumes; unfavorable identified items (impairment -315, noncash inventory valuation -45)
Non-U.S.	1,240	2,780	-1,540	Lower prices and reduced gas volumes partly offset by higher liquids volumes; unfavorable identified items (noncash inventory valuation -218, impairment -41)
Total	536	2,876	-2,340	Prices -2,020, liquids volumes +290, gas volumes -70, other +80, identified items -620
Production (koebd)	4,046	3,981	+65	Liquids +153 kbd: growth, higher entitlements, and lower maintenance, partly offset by divestments Gas -528 mcfd: growth and higher entitlements, more than offset by divestments and lower demand

Downstream
U.S.	(101)	(161)	+60

Higher margins, with lower industry refining margins more than offset by favorable mark-to-market derivatives, and improved manufacturing on lower scheduled maintenance; unfavorable identified items (-411, mainly noncash inventory valuation)

Non-U.S.	(510)	(95)	-415

Higher margins, with lower industry refining margins more than offset by favorable mark-to-market derivatives, and improved manufacturing, partly offset by unfavorable foreign exchange and lower market demand; unfavorable identified items (noncash inventory valuation -1,196, impairment -335)

Total	(611)	(256)	-355	Margins +1,260, manufacturing +520, market demand -50, forex/other -150, identified items -1,940
Petroleum Product Sales (kbd)	5,287	5,415	-128

Chemical
U.S.	288	161	+127	Higher margins; unfavorable identified item (impairment -90)
Non-U.S.	(144)	357	-501	Lower margins and volumes; unfavorable identified items (-232, mainly noncash inventory valuation)
Total	144	518	-374	Margins +10, volumes -60, identified items -320
Prime Product Sales (kt)	6,237	6,772	-535

Corporate and financing	(679)	(788)	+109

Results and Volume Summary

Millions of Dollars	1Q	4Q
(unless noted)	2020	2019	Change	Comments
Upstream
U.S.	(704)	68	-772	Lower prices partly offset by lower expenses and higher unconventional volumes; unfavorable identified items (impairment -315, noncash inventory valuation -45)
Non-U.S.	1,240	6,069	-4,829

Lower prices partly offset by favorable foreign exchange and tax impacts, and higher liquids volumes; unfavorable identified items (noncash inventory valuation -218, impairment -41, prior quarter -3,947 mainly Norway divestment)

Total	536	6,137	-5,601	Prices -1,720, volumes +240, other +450, identified items -4,570
Production (koebd)	4,046	4,018	+28	Liquids +44 kbd: growth and lower maintenance, partly offset by divestments Gas -99 mcfd: growth and lower maintenance, more than offset by divestments and lower entitlements
Downstream
U.S.	(101)	895	-996

Lower margins on weaker industry refining margins, reduced manufacturing contribution on increased downtime, and year-end LIFO (-460); unfavorable identified items (-411, mainly noncash inventory valuation)

Non-U.S.	(510)	3	-513

Higher margins on favorable mark-to-market derivatives, improved manufacturing on lower scheduled maintenance, and lower supply chain and marketing expenses, partly offset by lower market demand, unfavorable foreign exchange, and year-end LIFO (-80); unfavorable identified items (noncash inventory valuation -1,196, impairment -335)

Total	(611)	898	-1,509	Margins +920, market demand -110, supply chain and marketing expenses +300, year-end LIFO -540, forex/other -140, identified items -1,940
Petroleum Product Sales (kbd)	5,287	5,482	-195
Chemical
U.S.	288	(2)	+290	Higher margins and lower expenses; unfavorable identified item (impairment -90)
Non-U.S.	(144)	(353)	+209	Higher margins and lower expenses; unfavorable identified items (-232, mainly noncash inventory valuation)
Total	144	(355)	+499	Margins +540, expenses +250, other +30, identified items -320
Prime Product Sales (kt)	6,237	6,569	-332
Corporate and financing	(679)	(990)	+311	Favorable tax and foreign exchange impacts

Cash Flow from Operations and Asset Sales excluding Working Capital

Millions of Dollars	1Q
	2020	Comments
Net income (loss) including noncontrolling interests	(770)	Including ($160) million noncontrolling interests
Depreciation	5,819	Including impairment impacts
Noncash inventory adjustment	2,245	Including $149 million noncontrolling interests
Changes in operational working capital	(942)	Mainly inventory build
Other	(78)
Cash Flow from Operating	6,274
Activities (U.S. GAAP)
Asset sales	86
Cash Flow from Operations	6,360
and Asset Sales
Changes in operational working capital	942
Cash Flow from Operations	7,302
and Asset Sales excluding Working Capital

First Quarter 2020 Financial Updates

During the first quarter of 2020, Exxon Mobil Corporation purchased 6 million shares of its common stock for the treasury at a gross cost of $305 million. These shares were acquired to offset dilution in conjunction with the company’s benefit plans and programs. The corporation will continue to acquire shares to offset dilution in conjunction with its benefit plans and programs.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 8:30 a.m. Central Time on May 1, 2020. To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Cautionary Statement

Outlooks, projections, goals, targets, descriptions of strategic plans and objectives, and other statements of future events or conditions in this release are forward-looking statements. Actual future results, including financial and operating performance, the impact of the COVID-19 pandemic on results; planned capital and cash operating expense reductions; total capital expenditures and mix; cash flow, dividend and shareholder returns; business and project plans, timing, costs and capacities; resource recoveries and production rates; accounting effects resulting from market developments and ExxonMobil’s responsive actions; and the impact of new technologies, including to increase capital efficiency and production and to reduce greenhouse gas emissions, could differ materially due to a number of factors. These include global or regional changes in the supply and demand for oil, natural gas, petrochemicals, and feedstocks and other market conditions that impact prices and differentials; the outcome of government policies and actions, including actions taken to address COVID-19 and to maintain the functioning of national and global economies and markets; the impact of company actions to protect the health and safety of employees, vendors, customers, and communities; actions of competitors and commercial counterparties; the ability to access short- and long-term debt markets on a timely and affordable basis; the severity, length and ultimate impact of COVID-19 on people and economies; reservoir performance; the outcome of exploration projects and timely completion of development and construction projects; changes in law, taxes, or regulation including environmental regulations, and timely granting of governmental permits; war, trade agreements and patterns, shipping blockades or harassment, and other political or security disturbances; opportunities for and regulatory approval of potential investments or divestments; the actions of competitors; the capture of efficiencies between business lines; unforeseen technical or operating difficulties; unexpected technological developments; the ability to bring new technologies to commercial scale on a cost-competitive basis, including large-scale hydraulic fracturing projects; general economic conditions including the occurrence and duration of economic recessions; the results of research programs; and other factors discussed under the heading Factors Affecting Future Results on the Investors page of our website at www.exxonmobil.com and in Item 1A of ExxonMobil’s 2019 Form 10-K. We assume no duty to update these statements as of any future date.

Frequently Used Terms and Non-GAAP Measures

This press release includes cash flow from operations and asset sales. Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities for first quarter 2020 is shown on page 6 and for 2020 and 2019 periods in Attachment V.

This press release also includes cash flow from operations and asset sales excluding working capital. We believe it is useful for investors to consider these numbers in comparing the underlying performance of our business across periods when there are significant period-to-period differences in the amount of changes in working capital. A reconciliation to net cash provided by operating activities for first quarter 2020 is shown on page 6 and for 2020 and 2019 periods in Attachment V.

This press release also includes earnings excluding identified items, which are earnings excluding individually significant non-operational events with an absolute corporate total earnings impact of at least $250 million in a given quarter. The earnings impact of an identified item for an individual segment may be less than $250 million when the item impacts several segments. We believe it is useful for investors to consider these figures in comparing the underlying performance of our business across periods when one, or both, periods include identified items. A reconciliation to earnings is shown for 2020 and 2019 periods in Attachments II-a and II-b. Corresponding per share amounts are shown on page 1 and in attachment II-b, including a reconciliation to earnings per common share – assuming dilution (U.S. GAAP).

This press release also includes total taxes including sales-based taxes. This is a broader indicator of the total tax burden on the corporation’s products and earnings, including certain sales and value-added taxes imposed on and concurrent with revenue-producing transactions with customers and collected on behalf of governmental authorities (“sales-based taxes”). It combines “Income taxes” and “Total other taxes and duties” with sales‑based taxes, which are reported net in the income statement. We believe it is useful for the corporation and its investors to understand the total tax burden imposed on the corporation’s products and earnings. A reconciliation to total taxes is shown as part of the Estimated Key Financial and Operating Data in Attachment I.

References to the resource base and other quantities of oil, natural gas or condensate may include estimated amounts that are not yet classified as “proved reserves” under SEC definitions, but which are expected to be ultimately recoverable. The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports. Further information on ExxonMobil’s frequently used financial and operating measures and other terms including “Cash flow from operations and asset sales”, and “Total taxes including sales‑based taxes” is contained under the heading “Frequently Used Terms” available through the “Investors” section of our website at www.exxonmobil.com.

LIFO Inventory

Crude oil, products and merchandise inventories are carried at the lower of current market value or cost, generally determined under the last-in first-out method (LIFO). The corporation’s results for the first quarter of 2020 include an after-tax earnings charge of $2,096 million from writing down the book value of inventories to their market value at the end of the period. The earnings impact may be adjusted upward or downward this year based on prevailing market prices at the time of future evaluations. At year-end, any required adjustment is considered permanent and is incorporated into the LIFO carrying value of the inventory.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Downstream, Chemical and Corporate and financing segment earnings, and earnings per share are ExxonMobil’s share after excluding amounts attributable to noncontrolling interests.

Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships.

Estimated Key Financial and Operating Data
	Attachment I
Exxon Mobil Corporation
First Quarter 2020
(millions of dollars, unless noted)
	First	First	Fourth
	Quarter	Quarter	Quarter
	2020	2019	2019
Earnings (Loss) / Earnings (Loss) Per Share
Total revenues and other income	56,158	63,625	67,173
Total costs and other deductions	56,416	59,336	60,759
Income (loss) before income taxes	(258)	4,289	6,414
Income taxes	512	1,883	684
Net income (loss) including noncontrolling interests	(770)	2,406	5,730
Net income (loss) attributable to noncontrolling interests	(160)	56	40
Net income (loss) attributable to ExxonMobil (U.S. GAAP)	(610)	2,350	5,690

Earnings (loss) per common share (dollars)	(0.14)	0.55	1.33

Earnings (loss) per common share
- assuming dilution (dollars)	(0.14)	0.55	1.33

Exploration expenses, including dry holes	288	280	357

Other Financial Data
Dividends on common stock
Total	3,719	3,505	3,716
Per common share (dollars)	0.87	0.82	0.87

Millions of common shares outstanding
At period end	4,228	4,231	4,234
Average - assuming dilution	4,270	4,270	4,269

ExxonMobil share of equity at period end	182,079	191,222	191,650
ExxonMobil share of capital employed at period end	244,026	234,673	240,925

Income taxes	512	1,883	684
Total other taxes and duties	7,497	8,087	8,416
Total taxes	8,009	9,970	9,100
Sales-based taxes	4,485	4,985	5,205
Total taxes including sales-based taxes	12,494	14,955	14,305

ExxonMobil share of income taxes of
equity companies	460	849	714

	Attachment II-a

Exxon Mobil Corporation
First Quarter 2020
(millions of dollars)
	First	First	Fourth
	Quarter	Quarter	Quarter
	2020	2019	2019
Earnings/(Loss) (U.S. GAAP)
Upstream
United States	(704)	96	68
Non-U.S.	1,240	2,780	6,069
Downstream
United States	(101)	(161)	895
Non-U.S.	(510)	(95)	3
Chemical
United States	288	161	(2)
Non-U.S.	(144)	357	(353)
Corporate and financing	(679)	(788)	(990)
Net income (loss) attributable to ExxonMobil	(610)	2,350	5,690

Identified Items Included in Earnings/(Loss)
U.S. Upstream
Other Items (Inventory valuation, Impairment)	(360)	-	-
Non-U.S. Upstream
Asset Management	-	-	3,679
Tax Items	-	-	268
Other Items (Inventory valuation, Impairment)	(259)	-	-
U.S. Downstream
Other Items (Inventory valuation, Impairment)	(411)	-	-
Non-U.S. Downstream
Other Items (Inventory valuation, Impairment)	(1,531)	-	-
U.S. Chemical
Other Items (Impairment)	(90)	-	-
Non-U.S. Chemical
Other Items (Inventory valuation, Impairment)	(232)	-	-
Corporate and financing
Asset Management	-	-	(24)
Corporate total	(2,883)	-	3,923

Earnings/(Loss) Excluding Identified Items
Upstream
United States	(344)	96	68
Non-U.S.	1,499	2,780	2,122
Downstream
United States	310	(161)	895
Non-U.S.	1,021	(95)	3
Chemical
United States	378	161	(2)
Non-U.S.	88	357	(353)
Corporate and financing	(679)	(788)	(966)
Corporate total	2,273	2,350	1,767

	Attachment II-b

Exxon Mobil Corporation
First Quarter 2020

	First	First	Fourth
$ Millions	Quarter	Quarter	Quarter
	2020	2019	2019

Earnings/(Loss) (U.S. GAAP)	(610)	2,350	5,690

Identified Items Included in Earnings/(Loss)
Noncash inventory valuation - lower of cost or market	(2,096)	-	-
Impairment	(787)	-	-
Norway Upstream divestment	-	-	3,655
Non-U.S. tax item	-	-	268
Corporate total	(2,883)	-	3,923

Earnings Excluding Identified Items	2,273	2,350	1,767

$ Per Common Share[1]

Earnings/(Loss) Per Common Share
Assuming Dilution (U.S. GAAP)	(0.14)	0.55	1.33

Identified Items Included in Earnings/(Loss) Per Common Share
Assuming Dilution
Noncash inventory valuation - lower of cost or market	(0.49)	-	-
Impairment	(0.18)	-	-
Norway Upstream divestment	-	-	0.86
Non-U.S. tax item	-	-	0.06
Corporate total	(0.67)	-	0.92

Earnings Excluding Identified Items Per Common Share
Assuming Dilution	0.53	0.55	0.41

[1] Computed using the average number of shares outstanding during each period.

	Attachment III

Exxon Mobil Corporation
First Quarter 2020

	First	First	Fourth
	Quarter	Quarter	Quarter
	2020	2019	2019
Net production of crude oil, natural gas
liquids, bitumen and synthetic oil,
thousand barrels per day (kbd)
United States	699	600	665
Canada / Other Americas	558	454	487
Europe	30	121	93
Africa	360	369	366
Asia	795	746	780
Australia / Oceania	38	37	45
Worldwide	2,480	2,327	2,436

Natural gas production available for sale,
million cubic feet per day (mcfd)
United States	2,825	2,712	2,713
Canada / Other Americas	317	238	287
Europe	1,293	2,113	1,508
Africa	7	7	10
Asia	3,710	3,655	3,753
Australia / Oceania	1,244	1,199	1,224
Worldwide	9,396	9,924	9,495

Oil-equivalent production (koebd)[1]	4,046	3,981	4,018

[1] Natural gas converted to an oil-equivalent basis at 6 million cubic feet per 1 thousand barrels.

	Attachment IV

Exxon Mobil Corporation
First Quarter 2020

	First	First	Fourth
	Quarter	Quarter	Quarter
	2020	2019	2019
Refinery throughput (kbd)
United States	1,558	1,373	1,675
Canada	383	383	322
Europe	1,295	1,325	1,304
Asia Pacific	637	609	570
Other	187	196	182
Worldwide	4,060	3,886	4,053

Petroleum product sales (kbd)
United States	2,231	2,210	2,356
Canada	456	484	444
Europe	1,403	1,510	1,456
Asia Pacific	708	749	729
Other	489	462	497
Worldwide	5,287	5,415	5,482

Gasolines, naphthas	2,122	2,149	2,276
Heating oils, kerosene, diesel	1,867	1,914	1,903
Aviation fuels	383	386	399
Heavy fuels	256	299	217
Specialty products	659	667	687
Worldwide	5,287	5,415	5,482

Chemical prime product sales,
thousand metric tons (kt)
United States	2,195	2,322	2,294
Non-U.S.	4,042	4,450	4,275
Worldwide	6,237	6,772	6,569

	Attachment V

Exxon Mobil Corporation
First Quarter 2020
(millions of dollars)
	First	First	Fourth
	Quarter	Quarter	Quarter
	2020	2019	2019
Capital and Exploration Expenditures
Upstream
United States	2,798	2,548	2,848
Non-U.S.	2,328	2,813	3,243
Total	5,126	5,361	6,091
Downstream
United States	747	414	725
Non-U.S.	487	415	635
Total	1,234	829	1,360
Chemical
United States	597	552	786
Non-U.S.	185	144	213
Total	782	696	999

Other	1	4	10

Worldwide	7,143	6,890	8,460

Cash flow from operations and asset sales
Net cash provided by operating activities
(U.S. GAAP)	6,274	8,338	6,352
Proceeds associated with asset sales	86	107	3,092
Cash flow from operations and asset sales	6,360	8,445	9,444
Changes in operational working capital	942	(2,257)	1,641
Cash flow from operations and asset sales	7,302	6,188	11,085
excluding working capital

		Attachment VI

Exxon Mobil Corporation
Earnings/(Loss)

	$ Millions	$ Per Common Share[1]

2016
First Quarter	1,810	0.43
Second Quarter	1,700	0.41
Third Quarter	2,650	0.63
Fourth Quarter	1,680	0.41
Year	7,840	1.88

2017
First Quarter	4,010	0.95
Second Quarter	3,350	0.78
Third Quarter	3,970	0.93
Fourth Quarter	8,380	1.97
Year	19,710	4.63

2018
First Quarter	4,650	1.09
Second Quarter	3,950	0.92
Third Quarter	6,240	1.46
Fourth Quarter	6,000	1.41
Year	20,840	4.88

2019
First Quarter	2,350	0.55
Second Quarter	3,130	0.73
Third Quarter	3,170	0.75
Fourth Quarter	5,690	1.33
Year	14,340	3.36

2020
First Quarter	(610)	(0.14)

[1] Computed using the average number of shares outstanding during each period.